Exhibit 5.1

Epstein Becker & Green letterhead
December 14, 2009

The Board of Directors
Z Trim Holdings, Inc.
1011 Campus Drive
Mundelein, IL 60060
Re:          Securities Being Registered under Registration Statement on Form S-3

We have acted as counsel for Z Trim Holdings, Inc., an Illinois corporation (the” Company"),  in  connection  with the  Registration  Statement on Form S-3 filed December 15,2009(the  "Registration  Statement")  by the  Company  with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the resale by selling  shareholders of up to 13,402,490 shares of Common Stock, par value $.00005, of the Company (the "Shares"). The shares include 61,415 shares issued upon exercise of warrants and the balance of the shares underlie  convertible notes and warrants issued by the company on various dates in 2007, 2008 and 2009.

We have  reviewed the corporate  action of the Company in  connection  with this matter and have examined the documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

In rendering this opinion,  we have assumed the  genuineness of all  signatures, the  authenticity  of  all  documents  submitted  to us as  originals,  and  the conformity to authentic original  documents of all documents  submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.  As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.

Based upon the  foregoing,  it is our  opinion  that the Shares,  when  issued, delivered and sold in the manner described in the Registration  Statement, will be validly issued, fully paid and nonassessable.

We are  qualified to practice law in the state of Illinois and we do not express any opinions in this letter  concerning any law other than the laws of the state of Illinois and the federal laws of the United States of America.

This opinion is  furnished  solely for the benefit of the Company and may not be filed with or furnished to any individual, entity, association, agency or other person and may not be quoted or referred to,  orally or in writing,  in whole or in part,  without our prior written consent.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the prospectus  constituting a part thereof.  In giving such consent, we do not thereby  admit that we are in the category of persons  whose  consents are required under Section 7 of the Act.

Very truly yours,

/s/ Epstein Becker & Green P.C.
 Epstein Becker & Green, P.C.